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                                                                EXHIBIT 21

As of December 27, 1996, the Company had the following subsidiaries:


(a)   Continental Technologies, Inc., a Delaware Corporation
(b)   Continental Technologies Corporation of Georgia, a Georgia Corporation
(c)   FIBER-SEAL Franchise Corporation, a Delaware Corporation
(d)   FIBER-SEAL Holdings, Inc., a Texas Corporation